Exhibit 10.1

AKCEA THERAPEUTICS, INC.

March 16, 2020

Louis St. L. O’Dea

Akcea Therapeutics, Inc.

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

Dear Louis,

This will confirm our understanding regarding the offer by Akcea Therapeutics, Inc. (the “Company”) to provide you with the retention benefits set forth in this letter agreement under the circumstances described below. The Company is entering into this letter agreement with you to further the economic interests of the Company and its shareholders and recognize your continued importance to the Company’s long-term strategy.

You and the Company are parties to a Severance and Equity Award Vesting Acceleration Letter dated March 16, 2020 (the “Severance Letter”). All capitalized terms used in this letter agreement without definition or reference, have the meanings set forth in the Severance Letter, despite anything to the contrary in your Severance Letter.

In addition to the terms of the Severance Letter, if you terminate your Continuous Service for any reason other than a Good Reason after the earlier of (i) the date of receipt of U.S. Food and Drug Administration acceptance for filing of an amended New Drug Application for Waylivra, or (ii) June 30, 2020, and prior to December 31, 2020 (the “Retention Period”), you will be entitled to the severance benefits described in Sections 1(a) and (b) of the Severance Letter for the Severance Period (which Severance Period will be 12 months).

Payment of the severance benefits described above will be paid at the times set forth in Section 1 of the Severance Letter and will be conditioned on the delivery of a Separation Agreement and Release as required under Section 3 of the Severance Letter, and any provisions with respect to the conditions of, and timing and form of, payments, and including without limitation Sections 6, 7 and 8 of the Severance Letter, will continue to apply, remain in full force and effect, and are incorporated in this letter agreement by reference.

Subject to the terms of this paragraph, if you terminate your employment under this letter agreement you will be entitled to the percentage of your 2020 annual bonus based on (i) the Company Performance Factor (CPF) approved by the Board of Directors, or (ii) your full target bonus, as applicable and as set forth in TABLE 1 below:

TABLE 1

Date of Termination by Employee	% of 2020 Bonus
On or before June 30, 2020	25% of CPF Bonus
July 1, 2020 through September 30, 2020	50% of CPF Bonus
October 1, 2020 through November 30, 2020	75% of CPF Bonus
On or after December 1, 2020	100% of Full Target Bonus

Louis St. L. O’Dea

Notwithstanding the foregoing, if you terminate your employment prior to December 1, 2020, then in order to be eligible to receive the percentage of your 2020 annual bonus as set forth in TABLE 1 above, you agree to provide consulting services to the Company for up to 20 hours per month for up to six months after such termination, to provide advice and assist the Company with any questions the Company may have related to the Amended New Drug Application for Waylivra. If you are eligible to receive any or all of your 2020 annual bonus in accordance with TABLE 1 above, you will be paid such 2020 annual bonus when it is paid to other employees, and no later than March 15, 2021. For purposes of clarity, you do not need to be employed at time of payment, despite anything to the contrary in your Severance Letter or any other document governing the eligibility of payment for the 2020 bonus. There is no obligation to sign a release of claims to receive your bonus payment for 2020.

As an additional retention incentive, the Company has granted you 20,000 restricted stock units (the “RSUs”). The RSUs will be issued under, and subject to, the terms of the Akcea equity incentive plan. The RSUs will initially be unvested; 50% of the RSUs will vest on March 19, 2020 and the remaining 50% will vest on September 19, 2020, contingent on your Continuous Service with the Company.

In addition, beginning on the date of this letter agreement and until the date your Continuous Service ends with the Company, you and the Company agree that you may exercise, at your election, 100% of the vested options under your Option Award Agreements with the Company (the “Option Agreements”) covering the stock options granted to you listed on Exhibit A hereto to purchase shares of Common Stock (as defined in the Option Agreements) subject to the terms of the Option Agreements and this letter agreement, by providing at least 10 days written notice of such election to the Company (which election notice may be provided by you no more than once every 30 calendar days in the case of an election to net exercise less than 100% of such vested options). Notwithstanding Section 4 of the Option Agreements or any other agreement, instrument or arrangement to the contrary: (i) you shall be entitled to exercise 100% of the vested options subject to the Option Agreements covering the stock options granted to you listed on Exhibit A hereto pursuant to a “net exercise” arrangement as described in Section 4(d) of the Option Agreements and thereupon to acquire ownership and title to the resulting net number of shares of Common Stock subject to such vested options; and (ii) the Company will withhold from the shares of the Common Stock otherwise issuable upon such exercise of the Option Agreements, a number of whole shares of Common Stock having a fair market value determined by the Company as of the date of exercise equal to the minimum amount of tax (44.4%) required to be withheld by law, as provided and in accordance with the terms of Section 14(b) of the Option Agreements. The remaining terms of the Option Agreements shall continue to apply until the completion of the exercise of the options.

Shares of Common Stock of the Company acquired and deliverable to you after implementation of the net exercise and withholding provisions of this letter agreement (the “Net Shares”), shall promptly be transferred to a broker designated by you to the Company in writing.

Louis St. L. O’Dea

The Severance Letter will remain in full force and effect. For purposes of clarity, if your Continuous Service terminates as a result of a Qualifying Termination, as defined in the Severance Letter, you will be eligible for the severance benefits set forth in the Severance Letter.

For purposes of clarity, your Options and other Equity Awards you hold will continue to vest in accordance with their terms until a termination of your Continuous Service.

Except as may be expressly provided otherwise in this letter agreement, your employment will continue to be subject to the policies and procedures set forth in the Company’s employee handbook as presently constituted or as it may be modified by the Company in the future. This means that in accordance with our standard policies, your employment will continue to be at-will and may be terminated at any time either by you or by the Company. In addition, the provisions of your Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement with the Company dated November 28, 2017, that contains certain restrictive covenants, including a non-competition and non-solicitation covenant and a covenant against the disclosure of confidential information of the Company, will continue to apply.

You may not assign any of your rights or obligations under this letter agreement and any assignment or attempted assignment of your rights, and any delegation or attempted delegation of your duties, is null and void. In all other respects, this letter agreement shall be binding upon and shall inure to the benefit of you and the Company and your and its respective heirs, beneficiaries, personal representatives, successors, assigns, officers and directors.

This letter agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its or any other state’s conflict of law rules. This letter agreement constitutes our entire agreement concerning the subject matter. It may not be modified, altered or amended except in written instrument signed by you and the Company.

[Remainder of Page Intentionally Left Blank]

Louis St. L. O’Dea

To confirm your agreement to the above, please sign and return to me one of the enclosed original copies of this letter agreement.

Sincerely,

AKCEA THERAPEUTICS, INC.

By:	/s/ Damien McDevitt
	Name:	Damien McDevitt
	Title:	Interim Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Louis St. L. O’Dea	March 16, 2020
Louis St. L. O’Dea	Date

Louis St. L. O’Dea

Exhibit A

Stock Options Subject to Net Exercise

Option Number	Grant Date	Options Granted	Price
0001054	02/17/2016	60,904	$6.48000
0001055	02/17/2016	643,596	$6.48000